SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 24, 2002

ARV ASSISTED LIVING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26980 (Commission File Number)	33-0160968 (IRS Employer Identification No.)

245 Fischer Avenue, D-1
Costa Mesa, CA 92626
(Address of Principal Executive Offices and Zip Code)

(714) 751-7400
(Registrant’s telephone number, including area code)

Item 5.    Other Events

On September 23, 2002, ARV Assisted Living, Inc. (“ARV”) received an unsolicited letter from Prometheus Assisted Living, L.L.C. (“Prometheus”) in which Prometheus stated that it has decided to propose a transaction to acquire for cash all of the outstanding shares of common stock of ARV not currently owned by Prometheus or its affiliates. Prometheus stated that it expects the price to be in the range of $3.25 to $3.60 per share in cash, subject to completion of confirmatory due diligence and negotiation of the terms of a mutually acceptable merger agreement. Prometheus further stated that following the completion of the transaction it intends to combine ARV with Atria, Inc. and Kapson Senior Quarters Corp. (also assisted living companies) subject to receipt of all necessary approvals and consents, but that its proposed acquisition of the remaining shares of ARV is not dependent on any subsequent transaction with Atria or Kapson. Prometheus also stated that it is not interested in selling its shares in ARV.

Prometheus currently owns approximately 43.5% of the outstanding shares of ARV and owns warrants which, if exercised, would result in ownership of approximately 47.8% of the outstanding shares of ARV. Pursuant to the terms of certain agreements, Prometheus’ ability to purchase shares and engage in other transactions with ARV is subject to certain restrictions.

ARV’s board of directors has formed a special committee, consisting of two independent directors, to evaluate Prometheus’ proposal and to consider options that may be available to ARV. Cohen & Steers Capital Advisors LLC has been engaged to provide financial advice in connection with the proposal. There is no assurance that any definitive proposal will be forthcoming or that any definitive transaction will ultimately occur.

A copy of the Prometheus letter dated September 23, 2002 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The press release relating to the foregoing is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7.    Exhibits

(c)	Exhibits.

Exhibit	No. Description

99.1	Prometheus Proposal Letter dated September 23, 2002

99.2	Press Release dated September 23, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARV ASSISTED LIVING, INC.

Date: September 24, 2002	By:	/s/ DOUGLAS PASQUALE
Name: Douglas Pasquale Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	No. Description

99.1	Prometheus Proposal Letter dated September 23, 2002

99.2	Press Release dated September 23, 2002